Exhibit 10.1

Interoffice Communication Elease E. Wright Aetna Human Resources, RC3A (860) 273-8371 Fax: (860) 560-8721

To	David B. Kelso

Date	September 30, 2002

Subject	Relocation

As we had discussed, your eligibility for the executive relocation program under your employment agreement was for a 12-month period ending this month. At its meeting on September 27, 2002, the Board of Directors’ Committee on Compensation and Organization considered your request for an extension of your eligibility for the program. This is to advise you that the Committee and the Board have approved your participation in Aetna Inc.’s executive relocation program through March 15, 2003 and reimbursement of living expenses in the Hartford area for that period prior to your relocation.